Exhibit 99.1
For Immediate Release:

CONTACT:
Bob Husted	John Elms
Director of Investor Relations	Chief Executive Officer
303 440 5330	303 440 5330
SpectraLink Appoints Ernest Sampias Chief Financial Officer
BOULDER, Colo., April 17, 2006 — SpectraLink Corp. (Nasdaq: SLNK), the leader in workplace wireless telephony, today announced that Ernest J. Sampias has joined its executive team as CFO, executive vice president of finance and administration, corporate secretary and treasurer, effective May 15, 2006. Sampias will report to John Elms, president and CEO of SpectraLink, and will be responsible for directing all aspects of the company’s financial management, including investor relations.
“We are very pleased to attract an executive of Ernie’s caliber,” said Elms. “Ernie brings more than 20 years of experience as a finance professional with a strong track record of financial leadership in public and private companies. We believe that his international background, capital market expertise and hands-on experience managing the financial integration of acquired companies will be highly valuable to our company and shareholders.”
Prior to joining SpectraLink, Sampias was the CFO at Local Matters, a Denver-based software and media services company meeting the needs of Yellow Pages publishing and directory assistance service providers. Perry Evans, CEO of Local Matters commented, “We wish Ernie all the best in his new post, and appreciate his efforts in developing a high-quality infrastructure in our company that prepared us well for becoming a public company.”
Prior to joining Local Matters, Sampias was the CFO and senior vice president of finance of McDATA Corp., a data infrastructure solutions company, from June 2002 to July 2005. Before serving as the CFO, Sampias served as vice president of finance and controller of McDATA beginning September 2001. Prior to joining McDATA, Sampias was CFO and vice president of US West Dex, a subsidiary of US West, Inc., from 1997 to 2000, and held various financial management positions with US West from 1985 to 1997.
Sampias is a certified public accountant. He holds a master’s degree in taxation from DePaul University, and a bachelor’s degree from Indiana University. Sampias has served on the board of directors of Xyratex Ltd., a United Kingdom-based data storage and networks firm, since May 2004 and is the chairman of its audit committee.
About SpectraLink
SpectraLink, the leader in workplace wireless telephony, delivers the power of mobile voice and messaging applications to businesses worldwide. Seamlessly integrating with VoIP and traditional telephony platforms, SpectraLink’s scalable technology provides instant access to people and business-critical information. SpectraLink handsets free on-premises employees to be more accessible, productive and responsive. For more information, visit www.spectralink.com or call 1 800 676 5465.